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                                                                       EXHIBIT 5


                                [SFT LETTERHEAD]



                                April 28, 1997



D&N Capital Corporation
400 Quincy Street
Hancock, Michigan 49930

    Re: D&N Capital Corporation - Public Offering of [1,210,000] Shares
        of its [   ]% Noncumulative Exchangeable Preferred Stock, Series A
        (Liquidation Preference $25.00 per share)

Ladies and Gentlemen:

     We are acting as special counsel for D&N Capital Corporation, a Delaware corporation (the "Company"), in connection with the proposed public offering of an aggregate of [1,210,000] shares (including 110,000 shares subject to the
Underwriters' over-allotment option) of the [    ]% Noncumulative Exchangeable
Preferred Stock, Series A (Liquidation Preference $25.00 per share) of the Company (the "Shares"). In connection with the proposed offering, the Company has filed Registration Statement No. 333-[_____] on Form S-11 (the "Registration Statement"), with the Securities and Exchange Commission for the purpose of registering the Shares under the Securities Act of 1933, as amended.

     As special counsel to the Company, we are familiar with the corporate proceedings taken by the Company in connection with the authorization and sale of the Shares and with the provisions of the proposed Underwriting Agreement between the Company and Roney & Co., as Lead Underwriter, in accordance with which the sales of the Shares are to be made, in the form filed as an exhibit to the Registration Statement (the "Underwriting Agreement").

     We have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents and (ii) the filing with the Office of the Secretary of State of the State of Delaware, prior to the issuance of the Shares, of the Amended and Restated Certificate of Incorporation of the Company and the Certificate of Designation establishing the Shares, each in the form filed as an exhibit to the Registration Statement. As to various questions of fact material to such opinions we have, when

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D&N Capital Corporation
April 28, 1997
Page 2

relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.

     Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares have been duly authorized and, when certificates representing the Shares shall have been executed by proper officers of the Company, authenticated by the transfer agent and registrar for the Shares, delivered to persons entitled thereto pursuant to the Underwriting Agreement in accordance with the terms thereof and paid for at the price specified therein, the Shares will have been legally and validly issued, fully paid and nonassessable.

     We hereby consent to the use of our name under the heading "Certain Legal Matters" in the Prospectus constituting a part of the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                 Very truly yours,


                                 SILVER, FREEDMAN & TAFF, L.L.P.